Exhibit 99.1

For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2007
COCONUT GROVE, FLORIDA, May 8, 2007 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the quarter ended March 31, 2007.
Quarter End Results and Discussions
For the quarter ended March 31, 2007, consolidated net revenue totaled $38.9 million compared to $37.8 million for the same prior year period, resulting in growth of 3% or $1.2 million. This growth was attributable to our television segment “MEGA TV”, which had growth of $1.7 million. Our television segment revenue growth was primarily due to (a) MEGA TV establishing itself within the South Florida advertising community during the past 13 months, and (b) our quarterly results reflecting three-months of revenue compared to prior period’s results reflecting only one-month of revenue. Our radio segment had a decrease in net revenues of 1% or $0.5 million, primarily due to lower national and barter sales. The decreases in national sales were in our Los Angeles, Miami and Chicago markets, offset by increases in our New York and San Francisco markets. Also, throughout all of our radio markets, barter sales were flat and/or declined.
Operating income before gain on the sale of assets, net, a non-GAAP measure, totaled $6.0 million compared to $4.8 million for the same prior year period, resulting in growth of 25%. Operating income before depreciation and amortization and gain on the sale of assets, net, a non-GAAP measure, totaled $7.1 million compared to $5.7 million for the same prior year period, resulting in an increase of 25%. The increase was primarily attributed to the decrease in our television operating loss of $2.1 million. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $3.3 million compared to $47.2 million for the same prior year period. The decrease resulted mainly from the gain on the sale of assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM in the prior year.
Raúl Alarcón, Jr., Chairman and CEO, commented, “While our radio segment posted a slight decrease in revenues over the prior period, we outperformed our expectations and showed gradual operating improvement throughout the quarter. We continue to generate significant audience shares across our radio station portfolio, and we are seeing a firming national advertising marketplace in New York and San Francisco. We believe overall advertising trends within our other primary markets are improving, and we are confident our radio segment will return to growth going forward. At MEGA TV, we are continuing to build our audience share through compelling program offerings that resonate with our target audiences in the market. We are delivering premium demographics to advertisers, and continue to establish the station as an attractive value proposition for advertisers in South Florida. Overall we continue to execute our multi-media strategy and believe our radio, television and Internet properties are well-positioned to capitalize on the long-term growth trends within the Hispanic media industry.”

Spanish Broadcasting System, Inc.	Page 2
Second Quarter 2007 Outlook
Our quarterly guidance will include an estimated range of the following: consolidated net revenue growth, television operating results before depreciation and amortization, and capital expenditures.
For the second quarter ending June 30, 2007, we expect our consolidated net revenue to increase in the low-single digit range over the comparable prior year period. Also, our television segment operating loss before depreciation and amortization will continue to decrease compared to the prior year period. We expect this loss to be approximately $3.0 million. Our total second quarter capital expenditures are projected to be in the range of $2.0 to $3.0 million.
First Quarter 2007 Conference Call
We will host a conference call to discuss our first quarter 2007 financial results on Tuesday, May 8th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-935-2407 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, May 15, 2007, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 8712799.
There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate website, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market, and occasionally produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate website can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.	Page 3
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter ended March 31, 2007 and 2006.

	Quarter Ended March 31,
Amounts in thousands (except per share data)	2007	2006
	(Unaudited)
Net revenue	$38,937	37,775
Station operating expenses	28,201	28,518
Corporate expenses	3,603	3,528
Depreciation and amortization	1,137	927
Gain on the sale of assets, net of disposal costs	—	(50,801)

Operating income	5,996	55,603
Interest expense, net	(4,689)	(5,419)
Loss on early extinguishment of debt	—	(2,997)
Other income (expense), net	1,960	(26)

Income before income taxes	$3,267	47,161
Income tax expense (benefit)	2,253	(6,380)

Net income	$1,014	53,541

Dividends on Series B preferred stock	(2,417)	(2,417)

Net (loss) income applicable to common stockholders	$(1,403)	51,124

Net (loss) income per common share:
Basic and Diluted	$(0.02)	0.71

Weighted average common shares outstanding:
Basic	72,381	72,381

Diluted	72,381	72,393

Spanish Broadcasting System, Inc.	Page 4
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Gain on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON-GAAP RESULTS

(Amounts in millions)	Three Months Ended March 31,		%
	2007	2006	Change

Operating income	$6.0	55.6	-89%
add back: Gain on the sale of assets, net	—	(50.8)

Operating income before gain on the sale of assets, net	$6.0	4.8	25%
add back: depreciation & amortization	1.1	0.9

Operating Income from Continuing Operations before Depreciation & Amortization and Gain on the Sale of Assets, net, (1)	$7.1	5.7	25%

(1)	Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net” provides a more accurate description of the performance measure.
Operating Income before Gain on the Sale of Assets, net and Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Gain on the Sale of Assets, net, and Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.	Page 5
Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments. We began evaluating the performance of our operating segments based on separate financial data for each operating segment as provided below (in thousands):

	Three-Months Ended
	March 31,		Change
	2007	2006	$	%
	(In thousands)
Net revenue:
Radio	$36,832	37,344	(512)	-1%
Television	2,105	431	1,674	388%

Consolidated	$38,937	37,775	1,162	3%

Engineering and programming expense:
Radio	$8,842	8,436	406	5%
Television	3,452	3,383	69	2%

Consolidated	$12,294	11,819	475	4%

Selling, general and administrative:
Radio	$14,223	14,552	(329)	-2%
Television	1,684	2,147	(463)	-22%

Consolidated	$15,907	16,699	(792)	-5%

Operating income (loss) before depreciation and amortization and gain on sales of assets, net:
Radio	$13,767	14,356	(589)	-4%
Television	(3,031)	(5,099)	2,068	-41%
Corporate	(3,603)	(3,528)	(75)	2%

Consolidated	$7,133	5,729	1,404	25%

Depreciation and amortization:
Radio	$726	618	108	17%
Television	142	57	85	149%
Corporate	269	252	17	7%

Consolidated	$1,137	927	210	23%

Gain on sales of assets, net:
Radio	$—	(50,801)	50,801	-100%
Television	—	—	—	N/A
Corporate	—	—	—	N/A

Consolidated	$—	(50,801)	50,801	-100%

Operating income (loss):
Radio	$13,041	64,539	(51,498)	-80%
Television	(3,173)	(5,156)	1,983	-38%
Corporate	(3,872)	(3,780)	(92)	2%

Consolidated	$5,996	55,603	(49,607)	-89%

Spanish Broadcasting System, Inc.	Page 6
Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
Amounts in thousands	2007

Cash and cash equivalents	$64,855

Total assets	$931,997

Senior credit facilities term loan due 2012	$318,500
Non-interest bearing note due 2009	16,104
Miami Broadcast Center mortgage	7,599
Other debt	644

Total debt	$342,847

Series B preferred stock	$89,932

Total stockholders’ equity	$320,147

Total capitalization	$752,926

	Year Ended March 31,
Amounts in thousands	2007	2006

Capital expenditures	$2,389	2,168

Cash paid for income taxes, net	$—	389